Exhibit 99.1

Press Release

Orthovita, Inc.

45 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Reports 2003 Year End Financial Results

Full Year 2003 Sales Increased 49% over 2002

For Immediate Release

February 12, 2004

Contact:	Joseph M. Paiva
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, Thursday, February 12, 2004 – Orthovita, Inc. (NASDAQ NM: VITA), a leading developer of orthopaedic biomaterials, today reported financial results for the fourth quarter and year ended December 31, 2003. Product sales for the year ended December 31, 2003 grew 49% to $15,469,000, as compared to $10,379,000 for the same period in 2002. For the fourth quarter of 2003, product sales grew 44% to $4,382,000, as compared to $3,037,000 for the fourth quarter of 2002. Sales for the fourth quarter of 2003 represented the thirteenth consecutive quarter of growth in product sales.

For both the fourth quarter and the 2003 full year, sales growth over the same periods in 2002 was primarily attributable to improved market penetration of the new VITOSS® Scaffold Micro Morsels and Macro Morsels product configurations, which are sold under our VITOSS product platform in the U.S. The improved penetration also resulted from our investments made during the second half of 2003 in our U.S. field sales network to improve our distribution and market coverage.

For the full year 2003, approximately 92% of product sales were from VITOSS and IMBIBE® in the U.S., as compared to 93% during 2002. For the fourth quarter of 2003, approximately 90% of product sales were from VITOSS and IMBIBE sales in the U.S., as compared to 93% for the same period in 2002. The remaining sales, during both periods in 2003 and 2002, were primarily a result of VITOSS and CORTOSS® sales in Europe.

Antony Koblish, President and Chief Executive Officer, stated, “Our strong 2003 results reflect our ongoing commitment to build a growing, synthetic-based, biomaterials company. We are focused on bringing innovative products to market that provide surgeons and their patients with new treatment alternatives for spine surgery, repair of osteoporotic fractures and trauma. Looking forward to 2004, our goal is for product sales to increase by approximately 40% to 48%, reflecting the full launch of VITOSS Scaffold Canister and additional product configurations under the recently FDA-cleared VITOSS Scaffold FOAM platform. In addition to our network of 35 – 40 independent sales agencies, we intend to augment our current 20 person direct sales team by doubling the number of representatives in the first half of 2004, to fully support the launch of these new products. As a result, the net operating loss for 2004 is expected to remain relatively steady over the next several quarters in comparison to the fourth quarter of 2003 as we make the required investments in our business infrastructure and for future growth.”

Gross profit as a percent of sales was 83% for the year ended December 31, 2003, as compared to 85% for the same period in 2002. Gross profit as a percent of sales was 82% for the fourth quarter of 2003, as compared to 83% for the same period in 2002.

The net loss for the year ended December 31, 2003 decreased to $9,001,000, as compared to a net loss of $11,670,000 for year ended December 31, 2002. The net loss for the fourth quarter of 2003 was $2,093,000, as compared to a net loss of $2,606,000 for the same period in 2002. The fourth quarter of 2003 marked the twelfth consecutive quarter of decreasing operating losses.

The net loss applicable to common shareholders for the year ended December 31, 2003, was $10,121,000, or $.33 per basic and diluted common share, on 30,942,390 weighted average common shares outstanding. This net loss for 2003 includes dividends of $1,119,000, of which $269,000 were declared and paid in Common Stock to holders of Orthovita’s Series A Preferred Stock. The net loss applicable to common shareholders for the year ended December 31, 2002, was $20,292,000, or $1.00 per basic and diluted common share, on 20,223,182 weighted average common shares outstanding, and included dividends of $8,622,000, of which $424,000 were declared and paid in Common Stock to holders of Orthovita’s Series A Preferred Stock.

The net loss applicable to common shareholders for the fourth quarter of 2003 was $2,093,000, or $0.05 per basic and diluted common share, on 41,617,652 weighted average common shares outstanding. The net loss applicable to common shareholders for the fourth quarter of 2002 was $7,472,000, or $0.37 per basic and diluted common share, on 20,087,446 weighted average common shares outstanding, and included dividends of $4,866,000, of which $272,000 were declared and paid in Common Stock to holders of Orthovita’s Series A Preferred Stock.

Operating expenses for the quarter and year ended December 31, 2003, were $5,530,000 and $21,253,000, respectively, compared to $5,071,000 and $20,176,000 for the same periods in 2002. General & administrative expenses for the fourth quarter of 2003 decreased 35% to $981,000 from $1,511,000 in the same quarter of 2002. For the year ended December 31, 2003, general & administrative expenses were $3,986,000, a 25% decrease from $5,334,000 in 2002. The lower general & administrative expenses in both periods of 2003 were principally due to lower administrative headcount-related costs.

Selling & marketing expenses were $3,255,000 for the fourth quarter of 2003, a 35% increase, from $2,411,000 in the comparable 2002 period. For the year ended December 31, 2003, selling & marketing expenses increased 37% to $12,179,000 from $8,871,000 in the comparable period last year. The increases in selling and marketing expenses for the fourth quarter of 2003 and the year ended December 31, 2003 were principally due to additional investments made in building and expanding distribution through our field sales team to support the growth of U.S. product sales and the increased commissions paid to the independent sales agencies in the U.S. as a result of higher product sales.

Research & development expenses were $1,294,000 for the fourth quarter of 2003, an increase from $1,149,000 from the same period in 2002, due to development work associated with additional product configurations to be sold under our VITOSS Scaffold Canister and FOAM platforms. For the full year 2003, research and development expenses decreased to approximately $5,088,000 from approximately $5,971,000 in 2002 due to the completion in 2002 of certain process development work relative to CORTOSS.

Cash, cash equivalents and short-term investments were $22,462,000 at December 31, 2003, in comparison to $19,167,000 at December 31, 2002. For the twelve months ended December 31, 2003, cash provided by financing activities was $11,985,000, which reflects the sale of common stock and warrants during the year, and cash provided by investing activities was $1,651,000. Proceeds from the financing and investing activities were partially offset by $8,348,000 in cash used in operations and the effect of exchange rate changes on cash and cash equivalents for the year ended December 31, 2003, which compares to $10,857,000 for the year ended 2002.

In January 2004, the revenue interest assignment agreement with Paul Capital Royalty Acquisition Fund was amended by mutual agreement to reduce the advance payment required to be deposited with Paul Capital at the beginning of 2004 from $2,000,000 to $1,100,000.

Antony Koblish, President and Chief Executive Officer, and Joseph M. Paiva, Chief Financial Officer of Orthovita, will host a conference call at 8:30 a.m. eastern time today to review and discuss the 2003 financial results. The phone number to join the conference call from within the U.S. is (888) 815-2919, and from outside the U.S. is (706) 643-3675; the conference identification number is 5218765. Listeners are advised to dial in five to ten minutes prior to the scheduled start time for the conference call. The replay of the conference call will be available for one week beginning February 12, 2004, at 9:30 a.m. eastern time, and ending February 19, 2004, at midnight eastern time. You may listen to the replay by dialing within the U.S. (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 5218765.

About the Company

Orthovita is a biomaterials company with proprietary technologies applied to the development of biostructures, synthetic biologically active tissue engineering products for restoration of the human skeleton. Our focus is on developing novel products for use in spine surgery and in the repair of osteoporotic fractures. We are also addressing a broad range of clinical needs in the trauma market.

We have applied our technologies to the development of several products, VITOSS® Synthetic Cancellous Bone Void Filler, CORTOSS® Synthetic Cortical Bone Void Filler and RHAKOSS™ Synthetic Bone Spinal Implant, that we believe offer a wide range of clinical applications at various anatomical sites. In addition, we are marketing IMBIBE® Bone Marrow Aspirate Syringe to be used with VITOSS, ALIQUOT™ Microdelivery System to be used with CORTOSS, and Endoskeleton™ to be used in the thoracolumbar spine to replace all or part of a collapsed, damaged or unstable vertebral body due to trauma or tumor.

Orthovita also pursues opportunities to work jointly with other leaders in biomaterials research and product development. Orthovita established a collaboration with Kensey Nash Corporation (NASDAQ: KNSY) to commercialize new products based on Orthovita’s proprietary, ultra porous VITOSS bone void filler material in combination with proprietary Kensey Nash biomaterials. The new products to be developed under this collaboration are expected to broaden the spectrum of options available to our surgeon customers and enhance the deliverability of our VITOSS product line.

VITOSS is a resorbable calcium phosphate scaffold that is highly porous and composed of extremely fine calcium phosphate mineral that allows for resorption, cell seeding and ingrowth of host bone. VITOSS is cleared for sale in the U.S. and Australia, and approved for sale under a CE Mark in Europe.

CORTOSS is a high-strength, self-setting composite engineered specifically to mimic the strength characteristics of human cortical bone. CORTOSS is cleared for sale in Australia and is approved for sale under a CE Mark in Europe for use in screw augmentation and vertebral augmentation procedures including compression fractures caused by osteoporosis and invasive tumors. CORTOSS is not available for commercial distribution in the U.S. We are conducting clinical studies of CORTOSS required for approval in the U.S. for use in vertebral augmentation procedures. In addition, we completed post-marketing human clinical studies of CORTOSS in Europe for its use in hip compression screw augmentation.

RHAKOSS is under development in Europe as a preformed composite that mimics the natural dual cortical-cancellous composition of human bone, providing high strength while also allowing for the ingrowth of host bone to address the vertebral interbody fusion and spinal reconstruction market. We are conducting clinical studies of RHAKOSS in Europe required to obtain a CE Mark for its use as an interbody fusion device.

This press release contains forward-looking statements regarding our current expectations of future events that involve risks and uncertainties, including without limitations, our VITOSS, CORTOSS and RHAKOSS products and other aspects of our business. Such statements are based on our current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, our dependence on the commercial success of our approved products, our history of operating losses and our need for additional funds, our need to obtain and maintain regulatory approvals to sell our products, the rate at which we invest in our field sales network, the ability of our field sales network to generate new sales, our ability to enter into an agreement to commercialize and distribute VITOSS in Japan, our ability to manage commercial scale manufacturing capability and capacity, risks and uncertainties in pre-clinical and clinical trial results, market acceptance of our products, the sales levels of our products, research and development, competition and other risk factors listed from time to time in reports filed by the Company with the Securities and Exchange Commission, including but not limited to risks described in our most recently filed Form 10-K under the caption “Certain Risks Related to Our Business.” Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the Commission, all of which are available from the

Commission as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.

Summary Financial Information Follows on Next Page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

Statements of Operations Data:	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002

Product sales	$4,381,563	$3,036,576	$15,468,621	$10,379,205

Cost of sales	779,080	503,236	2,637,472	1,578,765

Gross profit	3,602,483	2,533,340	12,831,149	8,800,440

General & administrative expenses	981,258	1,511,126	3,985,841	5,334,298
Selling & marketing expenses	3,254,508	2,410,560	12,178,503	8,870,748
Research & development expenses	1,294,418	1,149,092	5,088,237	5,971,039

Total operating expenses	5,530,184	5,070,778	21,252,581	20,176,085

Operating loss	(1,927,701)	(2,537,438)	(8,421,432)	(11,375,645)
Other expense, net	(164,935)	(68,950)	(580,024)	(294,299)

Net loss	(2,092,636)	(2,606,388)	(9,001,456)	(11,669,944)
Dividends paid on preferred stock *	—	(271,728)	(268,521)	(423,618)
Deemed dividends on preferred stock *	—	(4,593,878)	(850,869)	(8,198,840)

Net loss applicable to common shareholders	$(2,092,636)	$(7,471,994)	$(10,120,846)	$(20,292,402)

Net loss per share applicable to common shareholders, basic and diluted	$(.05)	$(.37)	$(.33)	$(1.00)

Shares used in computing basic and diluted net loss per share	41,617,652	20,087,446	30,942,390	20,223,182

* On June 27, 2003, the shares of our Series A Preferred Stock became subject to an automatic conversion provision set forth in the terms of the Series A Preferred Stock. Due to the automatic conversion of the Series A Preferred Stock, no dividends were required to be paid for periods after March 31, 2003. See Note 5 of the Form 10-Q dated June 30, 2003, for additional information.

Summary Financial Information continued on next page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

Condensed Balance Sheets Data:	December 31, 2003	December 31, 2002

Cash and cash equivalents	$20,464,350	$15,175,268
Short-term investments	1,998,000	3,992,000
Accounts receivable, net	2,658,353	1,621,238
Inventories	3,603,134	2,870,342
Prepaid revenue interest expense	357,150	—
Other current assets	57,495	53,904

Total current assets	29,138,482	23,712,752
Property and equipment, net	4,361,729	4,896,472
Other assets	50,352	94,883

Total assets	$33,550,563	$28,704,107

Current liabilities	$4,032,045	$3,795,403
Long-term liabilities	7,725,256	7,850,891

Total liabilities	11,757,301	11,646,294
Total shareholders’ equity	21,793,262	17,057,813

	$33,550,563	$28,704,107

Cash Flow Data:	Year Ended December 31,
	2003	2002

Net cash used in operating activities and effect of exchange rate changes on cash and cash equivalents	$(8,347,533)	$(10,856,953)

Net cash provided by (used in) investing activities	$1,651,266	$(4,506,031)

Net cash provided by financing activities	$11,985,349	$17,631,695

Source: Orthovita, Inc.